Vystar® Corporation Signs Letter of Intent to Merge with EcoGlove™ Asia Pacific Sdn Bhd

Merger Subject to Completion of Due Diligence and Negotiation

ATLANTA, July 07, 2011 -- Vystar® Corporation (OTC Bulletin Board:VYST.OB), the creator of Vytex® Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex, has signed a Letter of Intent (LOI) to merge with EcoGlove Asia Pacific Sdn Bhd, an innovator in sustainable, reusable exam gloves.  The proposal is nonbinding and subject to the satisfactory completion of due diligence by both Vystar and EcoGlove, which is currently underway.  Terms of the merger have not been finalized; however, both parties are working toward completion by September 30, 2011.

EcoGlove, headquartered in Sabah, Malaysia, is a specialty glove company engaged in bridging the gap between safety, quality, cost and environmental sustainability. The company manufactures reusable medical “Tr@ce” gloves and provides innovative reprocessing technology to their clients that enables Tr@ce gloves to be used multiple times, surpassing safety compliance requirements.  The first-ever Glove-Unique Reprocessing Unit, called “GURU,” provides automated cleaning, decontamination, testing and re-packaging of Tr@ce gloves.  The GURU reconditions the used Tr@ce gloves to be as new, tests for pinholes, visual and all other defects and automatically packs them by size. Tr@ce gloves are named for the tracing encoda software platform that is encrypted in each glove to manage every aspect of usage.  Each glove has an individual serial number that is constantly connected through the Internet to “EcoData” servers that monitor and control the quality of the reprocessed Tr@ce gloves on a real-time basis.  Once the Tr@ce gloves have reached their usage cycle, they are shredded and shipped to outside manufacturing plants and used for products such as shoe soles, etc. EcoGlove is a current customer of Vystar and features gloves made with Vytex NRL in its product offerings.

Bill Doyle, Vystar Chairman and Chief Executive Officer, commented: “EcoGlove is aligned with our philosophy of providing quality, cost-efficient, and environmentally sustainable solutions for our clients. We have had the opportunity to work closely with EcoGlove as a Vytex NRL customer, and we value their business model.  We feel that the synergies between EcoGlove’s reuse and reprocessing model, our Vytex NRL distribution and technical channels, and the combined management team have the potential to create exponential value.  While we feel strongly about the synergies, we are currently completing the required due diligence process and certain negotiations.  We will continue to update our shareholders as we move through the process.”

EcoGlove Chairman and Chief Executive Officer Datuk Nyip Shen Tham commented:  “We have developed relationships with Vystar and Bill Doyle over the past few years and have a strong affinity for their capabilities and core values.  We feel Vytex NRL is a superior product that will add considerable leverage to our business model.  As we move forward with rolling out the GURU and Tr@ce reprocessing model around the world, we are hopeful that we have Vystar on board as a merged company and will update our clients and stakeholders as we move through the due diligence process.”

About Vystar Corporation

Based in Duluth, GA, Vystar ® Corporation (OTC Bulletin Board:VYST.OB.ob - News) is the exclusive creator of Vytex Natural Rubber Latex (Vytex NRL), a multi-patented, all-natural, raw material that contains significantly reduced levels of antigenic proteins found in natural rubber latex and can be used in over 40,000 products. Vytex NRL is a 100% renewable resource, environmentally safe, "green" and fully biodegradable. Vystar is working with manufacturers across a broad range of consumer and medical products to bring Vytex NRL to market in adhesives, balloons, surgical and exam gloves, other medical devices and natural rubber latex foam mattresses, pillows and sponges.  For more information, visit www.vytex.com.

Forward-looking Statements: Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors. Furthermore, the proposed merger discussed herein may not be completed. More information about these factors is contained in Vystar's filings with the Securities and Exchange Commission.

Contact:
The Investor Relations Group
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New York, NY
212-825-3210

IR: Adam Holdsworth
PR: Laura Colontrelle/Janet Vasquez

Vystar Corporation
Jack Callicutt, Chief Financial Officer
770-965-0383 x23